Exhibit 99.1
Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
March 1 2012

Simulations Plus Announces Changes in Board of Directors

Dr. David Ralph, Professor of Marketing at Pepperdine University, to Replace Dr. Richard Weiss, Retiring after Nearly 15 Years on Board

LANCASTER, CA, March 1, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that a member of its Board of Directors has elected to retire from the board and a new, outside member has been elected to fill the vacancy.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Dr. Richard Weiss has decided to retire from the Simulations Plus Board of Directors effective March 1, 2012. Dick has been with us since the beginning of Simulations Plus in 1997, and has served our shareholders with distinction, providing valuable counsel and oversight for almost 15 years. We will miss Dick and wish him well.”

To fill the vacancy and maintain a majority of outside directors, and in accordance with the corporation’s by-laws for filling vacancies on the board, the board is electing Dr. David Ralph, Professor of Marketing at Pepperdine University, as a member of the board effective March 1, 2012. Dr. Ralph received his Ph.D. from the University of Southern California following Bachelor’s and Master’s degrees in Business Administration and Management from Pepperdine University. Dr. Ralph has taught courses on marketing and has provided marketing consulting services to organizations worldwide. Dr. Ralph will replace Dr. Weiss on the Audit, Compensation, and Nominating committees of the board.

“We are very pleased that Dr. Ralph has accepted our invitation to join the board of Simulations Plus and we look forward to his participation in guiding Simulations Plus going forward,” added Mr. Woltosz.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. We also provide a productivity tool called Abbreviate! for PCs as well as an educational software series for science students in middle and high schools known as FutureLab™.  Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.”  For more information, visit our Web site at www.simulations-plus.com.